SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 12, 2011

South Dakota Soybean Processors, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 627-9240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 16, 2011, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB, of Greenwood Village, Colorado, effective as of May 12, 2011. See Item 2.03, the text of which is herein incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 16, 2011, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB of Greenwood, Colorado, effective as of May 12, 2011, for the purpose of amending our revolving working capital (seasonal) loan and revolving term loan.

Under the amendment, our covenant for minimum working capital is changed.  Prior to the amendment, our minimum working capital requirement was $7.5 million at the end of each fiscal year and $7.0 million at the end of each other period for which financial statements were required to be furnished to CoBank. Following the amendment, our minimum working capital requirement is decreased to $4.75 million at the end of each other period for which financial statements are required to be furnished through September 30, 2011. Beginning on October 1, 2011 and at the end of each other period for which financial statements are required to be furnished, however, our minimum working capital requirement is increased to $6.5 million. At the end of fiscal year 2011 and every year thereafter, our minimum working capital requirement is increased to $8.0 million. In computing minimum working capital, the amount available under the revolving term loan may be included in the computation of current assets.

In addition, the amendment changes the interest rates under both loans. Under the revolving term loan, the variable interest rate on this loan is increased from LIBOR (One-Month LIBOR Index Rate) plus 4.10% to LIBOR plus 4.25%. Under the revolving working capital loan, the variable interest rate on this loan is increased from LIBOR (One-Month LIBOR Index Rate) plus 3.85% to LIBOR plus 4.0%.

All other material terms and conditions under the Master Loan Agreement and related loan agreements are unchanged following this amendment.

Item 9.01	Financial Statements and Exhibits

d.	Exhibits.	The following exhibits are filed with this report:

10.1	Amendment to Master Loan Agreement dated May 12, 2011.
10.2	Revolving Term Loan Supplement dated May 12, 2011.
10.3	Revolving Credit Supplement dated May 12, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: May 18, 2011	/s/ Thomas J. Kersting
Thomas Kersting, Chief Executive Officer